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                                                                  Exhibit 10.2

March 20, 2003


Mr. Richard Theiler
6 Wishnow Way
Bridgewater, New Jersey 08807

Dear Rick:

This letter confirms our offer of employment as Senior Vice President of Research and Development with The Dial Corporation, or any substantially equivalent position that Dial may designate in its reasonable exercise of discretion. Your anticipated start date will be April 1, 2003. This letter supercedes my offer letter of February 26, 2003.

In your new position, you will be reporting to Bernie Welle, Executive Vice President of Shared Services. Your starting weekly salary will be $5,769.25, which is paid on a biweekly basis and equates to $300,000 annualized.

- You will be eligible to participate in our VERC Incentive Plan at a target award of 50% of your eligible earnings, with additional earning potential based on the achievement of certain Company goals. You are guaranteed at least a target award of $150,000.00 for 2003. Rick, as we have discussed the leverage in our plan is significant, and you could earn a maximum of 115% of your eligible earnings if we achieve maximum performance on our company goals and if our EPS growth percentage is in the top quartile of our comparator group. You will be provided with more detailed information on the plan following your start date.

- You will be eligible to participate in our Management Stock Option Plan. As part of your sign-on incentive you will receive 50,000 stock options, and you will also be eligible for our regular stock option grant later this year. As we discussed, while we are not yet able to lock in that grant amount, we do anticipate a grant in the range of 40,000 options for a Sr. Vice President. The grant price for both your sign-on options and your regular grant will be priced on the day of your employment. The 50,000 stock options granted to you as a sign-on incentive will have a ten-year term. The options granted as part of the regular stock option grant will have a seven-year term. Both grants will vest in equal increments over the first three years of your employment. As we discussed, your stock options will vest immediately upon a Change in Control. You will be provided with more detailed information on the Plan following your start date.

- Because we want you to have a large stake in our financial success, you will receive a restricted stock grant of 35,000 shares. The stock will vest in four increments (20% after 9 months, 20% after 18 months, 20% after 27 months and 40% after 36 months). As we discussed, your restricted stock will vest immediately upon a Change in Control. The details of this restricted stock grant will be provided to you following your start date.
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Mr. Richard Theiler
March 20, 2003
Page 2




- You will receive a one time, "sign-on" bonus of $100,000 (minus applicable taxes). You will be required to sign the enclosed Promissory Note requiring you to repay a certain percentage of your signing bonus if you voluntarily resign from the Company or are terminated for cause in less than twelve months from your date of hire.

- You will be eligible for fifteen (15) days of vacation after thirty (30) days of continuous employment.

- You will be eligible for The Dial Corporation Relocation Package as reflected in the Relocation Program description that I previously provided to you. Following your acceptance of this offer, you will receive a relocation packet. A representative from Cendant Mobility will contact you to discuss your specific relocation needs. Please note that you will be required to sign a Relocation Promissory Note. This Promissory Note will reflect the full estimate, including gross-ups, for your relocation. You will be required to re-pay The Dial Corporation your actual relocation expenses should you voluntarily resign from the Company or are terminated for cause in less than twelve months from your date of hire or transfer. As we discussed, your relocation package will be extended into 2004 to accommodate your anticipated final move date.

- You will receive an additional 6 months of temporary living assistance (beyond what is provided in the basic relocation package), and Dial will pay for two return trips home per month through the end of 2003.

- Dial will guarantee your employment consistent with the terms of this offer letter for a period of two-years from your start date, namely until March 31, 2005. If you are terminated for any reason (other than a Change in Control or for cause) during that period of time, you will receive the greater of: a) the payments remaining to be paid for that two year period; or, b) twelve months of severance pay, benefit continuation, outplacement and a target bonus, plus you will vest on the date of that termination in all stock options and/or restricted stock grants as set forth in this offer letter for that two-year period, to the extent not already vested. This guarantee will not be applicable should you voluntarily resign from the Company or are terminated for cause.

- As used herein, termination for cause includes termination because of or based on any acts of misconduct, including without limitation, your conviction of, or plea of nolo contendere to, any felony; your willful misconduct with regard to Dial, such conduct which has or may tend to have an adverse effect on Dial or its reputation; your failure to perform the services to be rendered to Dial, as determined in the reasonable exercise of Dial's judgment; your failure to adhere to, or to carry out, any legal and proper directive Dial or your supervisor; or, any other act or omission which in Dial's reasonable exercise of its judgment may place you or


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Mr. Richard Theiler
March 20, 2003
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     Dial in a position of ridicule, embarrassment or ill repute. Cause shall not include any termination resulting from, or occasioned by acts taken by any prior employer, provided that,

- The representations you have made to Dial regarding your prior employment have been truthful to the best of your knowledge.

- You will also receive a written Change in Control agreement. In the event of a Change in Control and adverse impact on your position, you would receive two years of salary and bonus (with a three year look back on the highest bonus you received) with a gross-up for excise taxes.

- Your salary is supplemented with a fringe benefit program, which will be described to you in detail during your New Hire Orientation.

As discussed, this offer is contingent upon a background check that includes verification of your education, work history, U.S. work authorization, and completion of a satisfactory Substance Abuse Screening.

By making this offer, The Dial Corporation is not interested in receiving or obtaining the benefit of any trade secrets or confidential information of any of your former employers. Accordingly, please review and sign the attached letter regarding our code of ethics and policies pertaining to intellectual property and confidential information, particularly as it relates to the intellectual property and confidential information of other companies.

Please acknowledge your acceptance of this offer by signing and dating the original and returning it to my attention.

Rick, we are pleased that you are considering an opportunity to join Dial. We believe that you can make a significant contribution to the future growth and success of our company. If you should have questions about any aspect of this offer, please do not hesitate to contact me at (480) 754-2705, or at home at
(480) 396-6128.

Sincerely,

/s/ Keith Davis

Keith Davis
Vice President of Human Resources
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Mr. Richard Theiler
March 20, 2003
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I accept the foregoing offer of employment and agree to conform to the policies and procedures of The Dial Corporation of Arizona; and understand that The Dial Corporation is an at-will employer and that my employment and compensation may be terminated at any time, with or without cause, and with or without notice, at the option of either The Dial Corporation or myself. I ALSO AGREE THAT I AM AUTHORIZING THE INITIATION OF A PRE-EMPLOYMENT BACKGROUND INVESTIGATION, WHICH INCLUDES VERIFICATION OF MY EMPLOYMENT. I UNDERSTAND THIS VERIFICATION INCLUDES, BUT IS NOT LIMITED TO, MY CURRENT AND/OR MOST RECENT EMPLOYER.

/s/ Richard F. Theiler                                 3/22/03
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